Exhibit 10.91

SUPPLEMENTAL CERTIFICATE: BORROWER

TO:	WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”)

FROM:	CUI-CANADA, INC. (the “Borrower”)

The undersigned hereby certifies, in his or her capacity as an officer of the Borrower, and not in his or her individual capacity, to the Bank the following:

1.	that he or she is the Chief Financial Officer of CUI-CANADA, INC., a Nova Scotia corporation, and as such has knowledge of the matters herein set out;

2.	now shown to me and produced and attached to this certificate as Exhibit “I” is a true and complete copy of those certain corporate resolutions of the Borrower passed and adopted at a regular meeting of its board of directors (the “Board”) held on July 21, 2017 (the “Borrower Resolutions”), whereby, among other matters, the said directors did authorize and approve the Borrower entering into a credit agreement with Bank for the establishment of a line of credit in the authorized principal amount of USD. $4,000,000.00 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”);

3.	now shown to me and produced and attached to this certificate as Exhibit “II” is a true and complete copy of the Credit Agreement;

4.	the Borrower Resolutions do not impose any limitation on or restrict in any way the maximum amount of indebtedness that may be incurred by the Borrower to the Bank in order for the Credit Agreement to be and remain effective;

5.	the Board intended as of the date of the Borrower Resolutions, and intends as of the date hereof, that the Credit Agreement be effective, enforceable, and for the Borrower to perform all of its obligations thereunder, to the fullest extent of its terms and conditions, including with respect to that certain First Amendment to Credit Agreement to be dated on or about the date hereof (the “Amendment”; the Credit Agreement as amended by the Amendment, the “Amended Agreement”), which Amendment shall, in addition to other changes, increase in the authorized principal amount of the revolving line of credit facility (from USD $4,000,000.00 to USD $6,000,000.00) established by the Bank in favor of the Borrower under the provisions of the Amended Agreement;

6.	the Borrower Resolutions remain in full force and effect, and constitute good and sufficient authority for the temporary increase in the borrowed obligations as contemplated by the Amendment;

7.	no further or additional authorization, confirmation, ratification or other action by, for or on the part of the Borrower, its board of directors or any other person is required in order for the Amended Agreement to be fully effective upon its terms as a payment obligation of the Borrower of any and all indebtedness incurred by the Borrower under the Amended Agreement (or otherwise incurred to the Bank), including, without limitation, on account of the increase in the authorized principal indebtedness under the Amended Agreement as aforesaid;

8.	no Event of Default or Default (nor any event or circumstance that would constitute an Event of Default or Default with the giving of notice, lapse of time or subject to any other nominal condition) by or with respect to the Borrower (not waived by the Bank) has occurred or is continuing under the Credit Agreement or the Amended Agreement, any promissory note issued by Borrower in favor of the Bank or any other loan or credit document executed by any person in connection with the Credit Agreement or otherwise relating thereto, including, without limitation, any document or instrument evidencing, giving rise to or otherwise relating to any collateral security granted by any person pursuant to the Credit Agreement or the Amended Agreement; and

9.	the Borrower understands and acknowledges that the Bank will extend the increased credit and permit the same to be outstanding under the Amended Agreement in reliance on and subject to the accuracy and completeness of the statements made in this certificate, and the Borrower understands also that no further investigation or verification of these statements or matters ancillary thereto will be undertaken by or on behalf of the Bank.

10.	Terms with initial capitals used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

DATED at _____________, ______________ this 20th day of September, 2017.

/s/ Daniel N. Ford
DANIEL N. FORD, DIRECTOR
and CHIEF FINANCIAL OFFICER

EXHIBIT I

REVOLVING REDUCING NOTE

$6,000,000.00	Portland, Oregon

September 20, 2017

FOR VALUE RECEIVED, the undersigned CUI, INC. and CUI-CANADA, INC. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at MAC: P6101-250, 1300 Southwest 5th Avenue, 25th Floor, Portland, Oregon 97201, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Million Dollars ($6,000,000.00), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)       "Daily One Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(b)       "LIBOR" means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so published, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to Daily One Month LIBOR, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

(c)       "LIBOR Period" means a period commencing on a New York Business Day and continuing for one (1) or three (3) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(d)       "London Business Day" means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

(e)       "New York Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(f)       "State Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

INTEREST:

(a)       Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be two and one quarter percent (2.25%) above Daily One Month LIBOR in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be two and one quarter percent (2.25%) above LIBOR in effect on the first day of the applicable LIBOR Period. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)       Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to Daily One Month LIBOR or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to Daily One Month LIBOR, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to Daily One Month LIBOR or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. in the jurisdiction described in “Governing Law” herein on a State Business Day at least two State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Daily One Month LIBOR interest selection for such advance or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three State Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower. Should more than one person or entity sign this Note as a Borrower, any notice required above may be given by any one Borrower acting alone, which notice shall be binding on all other Borrowers.

(c)       Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d)       Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default, then at the option of Bank, in its sole and absolute discretion, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)       Borrowing and Repayment of Principal. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount set forth above or such lesser amount as shall at any time be available hereunder. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 1, 2019.

(b)       Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing October 1, 2017, and on the maturity date set forth above.

(c)       Reductions in Availability. Notwithstanding the principal amount set forth above, the maximum principal amount available under this Note shall be reduced automatically and without further notice on January 1, 2018 by the amount of Two Million Dollars ($2,000,000.00). If the outstanding principal balance of this Note on any such date is greater than the new maximum principal amount then available hereunder, Borrower shall make a principal reduction on this Note on such date in an amount sufficient to reduce the then outstanding principal balance hereof to an amount not greater than said new maximum principal amount.

(d)       Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) DANIEL FORD, WILLIAM CLOUGH, MATTHEW MCKENZIE or DEBORAH MOEN, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(e)       Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to Daily One Month LIBOR, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a)       Daily One Month LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Daily One Month LIBOR rate at any time, in any amount and without penalty.

(b)       LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Daily One Month LIBOR rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(c)       Application of Prepayments. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 30, 2017, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)       Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if any, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)       Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)       Governing Law. This Note shall be governed by and construed in accordance with the laws of Oregon, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

CUI, INC.

By:	/s/ Daniel N. Ford
DANIEL FORD, CFO

CUI-CANADA, INC.

By:	/s/ Daniel N. Ford
DANIEL N. FORD, DIRECTOR
and CHIEF FINANCIAL OFFICER

EXHIBIT II

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of September 20, 2017, by and between CUI, INC., an Oregon corporation and CUI-CANADA, INC., a Nova Scotia corporation (each individually, a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"). Each reference herein to “Borrower” shall mean each and every party, collectively and individually, defined above as a Borrower.

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 30, 2017, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.	Section 1.1. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION1.1.           LINE OF CREDIT.

(a)       Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 1, 2019, not to exceed at any time the aggregate principal amount of Six Million Dollars ($6,000,000.00) or such lesser amount as shall from time to time be available (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of September 20, 2017, as modified from time to time (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)       Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein and as reduced from time to time in accordance with the terms of the Line of Credit Note.”

2.	Section 1.3. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.3.           COLLECTION OF PAYMENTS.

Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by debiting Borrower’s deposit account number with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower. Borrower further authorizes Bank to collect all principal outstanding (whether or not then due) under each credit subject hereto by debiting Borrower’s deposit account number with Bank, or any other deposit account maintained by Borrower with Bank and designated by Borrower in writing as a sweep account, for the full amount thereof.”

3.	The following is hereby added to the Credit Agreement as Section 4.13:

“SECTION 4.13.          LEASE PAYMENTS.

Make all payments under each of Borrower’s leases when due, and provide written notice to Bank of such payments (whether or not actually paid).”

4.	Section 6.1. (d) is hereby deleted in its entirety, and the following substituted therefor:

“(d)             Any default in the payment or performance of any obligation (including, for the avoidance of doubt, any lease obligation), or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) or CUI PROPERTIES, LLC has incurred any debt or other liability to any person or entity, including Bank.”

5.            In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $2,500.00.

6.            Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

7.            Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
CUI, INC.		NATIONAL ASSOCIATION

By:	/s/ Daniel N. Ford	By:	/s/ Audrey L. Rettke
	DANIEL FORD, CFO		AUDREY L. RETTKE,
RELATIONSHIP MANAGER
CUI-CANADA, INC.

By:	/s/ Daniel N. Ford
DANIEL N. FORD, DIRECTOR
and CHIEF FINANCIAL OFFICER

GUARANTOR'S CONSENT AND REAFFIRMATION

The undersigned guarantor of all indebtedness of CUI, INC. and CUI-CANADA, INC. to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby: (i) consents to the foregoing Amendment; (ii) reaffirms its obligations under its Continuing Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its Continuing Guaranty; and (iv) reaffirms that its obligations under its Continuing Guaranty are separate and distinct from the obligations of any other party under said Amendment and the other Loan Documents described therein.

GUARANTOR:

CUI GLOBAL, INC.

By:	/s/ Daniel N. Ford
DANIEL FORD, CFO